Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of U.S. Auto Parts Network, Inc. of our report dated March 10, 2016, relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. for the fiscal year ended January 2, 2016.

/s/ RSM US LLP

Los Angeles, CA
June 24, 2016